Exhibit 99.1

BOULDER SPECIALTY BRANDS

COMPLETES ACQUISITION OF MAKER OF SMART BALANCE®

Company Changes Name to Smart Balance, Inc.

LONGMONT, CO (May 21, 2007) – Boulder Specialty Brands, Inc. (“Boulder”) (OTCBB: BDSBU; BDSB; BDSBW) announced today that it has completed its acquisition of GFA Holdings, Inc. (“GFA”), the owner of GFA Brands, Inc., maker of Smart Balance® and Earth Balance® heart-healthy food products and other established brands.

The combined company has adopted the name Smart Balance, Inc. (“Smart Balance”), and intends to apply for listing on NASDAQ under the symbol SMBL.

“We are very pleased to have completed this transaction, and we see significant opportunities to build Smart Balance and Earth Balance’s heart-healthy brands into powerhouses across several food categories,” said Stephen B. Hughes, Chairman & Chief Executive Officer of Smart Balance.

“This represents a significant first step in our strategy to be a leading marketer of healthy and organic brands targeting two of the most powerful trends in the global food and beverage market. Working together, we will leverage our management team’s skills and expertise in the categories in which Smart Balance and Earth Balance compete today as well as our brand building experience,” Mr. Hughes said.

Smart Balance, Inc., will be headquartered in New Jersey with an office in Boulder, CO. Employees of both companies are expected to remain with Smart Balance.

Smart Balance markets various foods under the Smart Balance®, Earth Balance®, Smart Beat® and other brand names. The company is a licensee of Brandeis University for its patented oil blend to help improve HDL/LDL cholesterol ratios.

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BOULDER NEWS RELEASE

May 21, 2007

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about Smart Balance. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of Smart Balance, Inc.’s management and are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: changing interpretations of generally accepted accounting principles; continued compliance with government regulations; legislation or regulatory environments; requirements or changes adversely affecting the businesses in which we are engaged; demand for the products and services that we provide; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in Smart Balance’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Smart Balance assumes no obligation to update the information contained in this press release.

Public & Investor Relations Contact:

Kirk Brewer

Core Communications Partners

214.213.5495

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